Exhibit 99.3

WiSA Technologies, Inc., Q1 2024 Earnings Call, May 21, 2024 (EditedCopy)

TEXT version of Transcript

Corporate Participants

*	Brett A. Moyer

WiSA Technologies, Inc. - Chairman, President & CEO

Conference Call Participants

*	Edward Moon Woo

Ascendiant Capital Markets LLC, Research Division - Director of Research and Senior Research Analyst of Internet & Digital Media

*	Jack Vander Aarde

Maxim Group LLC, Research Division - Vice President & Senior Research Analyst

Presentation

Operator [1]

Good day, and welcome to the WiSA Technologies First Quarter 2024 Results Conference Call. [Operator Instructions] This event is being recorded.

I would now like to turn the conference over to Mr. David Barnard. Please go ahead, sir.

David Barnard [2]

Greetings, and welcome to WiSA Technologies conference call to review its first quarter 2024 results and provide a business update. [Operator Instructions] As a reminder, the conference is being recorded.

With us today is Brett Moyer, CEO and President. Before turning the call over to Brett, I'd like to remind everyone that today's conference call will include forward-looking statements, which are subject to various risks and uncertainties that could cause our actual results to differ materially from these statements.

Any such forward-looking statements should be considered in conjunction with the cautionary statements in our earnings release and risk factors discussed in our filings with the SEC. WiSA assumes no obligation to update any of these forward-looking statements, except as required by law.

With that, I'll turn the call over to Brett. Please go ahead.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [3]

Thank you, David, and good morning, ladies and gentlemen. Thank you for joining us on WiSA Technologies Q1 Investor Update. Today, we'll go over a quick overview of WiSA for any new investors or listeners. We'll cover WiSA E's competitive advantage and how we architect it when going to market. We'll discuss licensing deals and financial highlights. And finally, we'll talk a little bit about the shareholder vote on May 31, designed to encourage everybody to get out and vote.

For the highlights, when we launched WiSA E late last year and started licensing it in Q4, we think that's a major inflection point for the company that will start demonstrating itself in revenue in the second half of this year and for the industry. Because as we'll talk about later in this presentation is a very powerful platform, this software that we've developed for transmission. And in October, we announced we would start licensing it to TV and set-top box companies for the transmission piece of it, right? not the piece in the speaker. And to date, in the first 6 months, we've signed 5 licenses, which we think is a terrific start to a new technology.

We continue to have a strong portfolio of patents in the wireless space for multichannel high-resolution audio. And uniquely to us, we have the WiSA Association referred to as WiSA LLC, which is designed to make sure there's interoperability between products that have the source of content with a WiSA E transmitter and have a WiSA E receiver, and that organization works with both sides of the fence for interoperability testing, works with retailers to make sure they understand what WiSA E does and with -- make sure the branding is properly displayed so that consumers know which products work with which. This is modeled after how HDMI has started and went to market, and we're continuing to build that out.

And finally, fortunately, for us, while this is powerful, innovative new technology, WiSA E, we have the great advantage of launching it into a premier customer base, and we'll go through a few of those today. But we've been selling the highest performance wireless multichannel audio for 11 years. And that customer base is very supportive of us, albeit they understand that we had a very expensive solution that we've now addressed.

All right. So what's immersive audio, spatial audio, you think about what the innovation that's going on in video recording and mixing and the audio industry, we're all trying to create that environment, whether it's a bedroom, a family room, a patio, a garage, but create that environment so that the audio sounds like you would experience it if you were there in the concert, in the symphony, at the NFL game, in the movie theater, right? That's what spatial audio or immersive audio is trying to do, create a 3-dimensional audio for the consumer. And this picture in the shaded green is demonstrating what they're trying to get to.

So Dolby has Atmos, which is their immersive technology. Google has IAMF, which is their solution, and Xperi has DTS:X. All of them are trying to make it easy for you to understand it here all the audio that occurs when you're at that event or at that movie theater or in the NFL stadium, right? above you, behind you, on the side of you.

When you go wireless and not make those speakers wired, then it becomes easy for the consumer to set up and enjoy that immersive audio. And that's where we come in, right? We're not the publishers. We're not YouTube creating content or Hollywood. We're not the WiFi network, and we're not one of the technology companies that have the decoder, audio decoders for immersive audio. What we are is we believe the best solution to get that audio from the source device, whether it's a TV, phone, projector, set-top box to the audio devices in that room flawlessly, right, with the best sync, the tightest latency and the most reliable signal. So we are the transport, right?

Second, we are the association that makes sure that consumers know what products work with who and manufacturers build products that work with each other. I mentioned earlier, we have a strong customer base that have used us over the last 10 years. This is a summary of some of the bigger ones, but it's important when you're launching a new technology to not be a new company with a new technology, we're a well-established company with a killer new technology, which we'll talk more about. Right? So the power of WiSA E, so you would have heard a lot about home theater 5 years ago, 10 years ago, that's really not the focus, right? The focus is to get that immersive audio in any platform or any room or any area in your house that you want to enjoy audio at and get it from any source. So when you look at the sources that we had at CES, you had 2 TV companies playing WiSA E. You had 2 set-top boxes playing WiSA E in our suite and a third set-top box in a private suite. You had a Google phone. You had a Samsung tablet, all of these sources were able to play WiSA E from them to the same speakers in the room. And we think that's important, right? You don't want to have Bluetooth -- like with Bluetooth, fine. That will work with any Bluetooth, but it won't work with other stuff.

We [ want ] any WiFi-enabled device to be able to play with the same speakers in that room, regardless of how it is. So that's what we demonstrated at CES, and that's what -- when you look at what we're trying to do, that's how we're going forward. Now why do we think WiSA E is so powerful? Well, historically, we have always had the high-performance audio transmission. So we have not given that up. But now with a software solution, we cross into the world of universality for technology vendors. So we can implement WiSA E across all the major SoCs. We demonstrated on MediaTek, on an Amlogic and a Qualcomm SoC at CES. We can use different operating systems currently as Google, but there's no reason that can't be -- we won't expand in the future into web OS or the other operating systems. But for now, all resources are going for the Android operating system by Google.

Finally, we're agnostic to WiFi. We've shown that software can be loaded onto a real tech and an expressive chip, one is 2.4, one is 5 gigahertz. We can do it on other ones. So when the industry looks at us, they know that they have a broad line of TVs with different SoCs in it and different WiFi chips, the same product -- audio products that they design will work with any other TVs regardless of the SoC and the WiFi chip. So that's powerful to them because they don't have to design one set of audio products and they're not constrained going forward on which SoC they choose or which WiFi they choose as they design future generations of TVs, right?

So you got universality across the components and you got -- we're agnostic to device. So for us, again, consumer needs to be able to have it everywhere, the TV, the mobile, the set-top box or projector. We've shown it working on all those. And we think -- and so we're agnostic to whatever device the consumer wants, we'll roll it out. That's all great technical challenges. In our first 5 months, what we've seen is being able to go in and talk to TV and set-top box companies and say, look, this is not going to change your bill of material cost that's a game changer. Nobody else can go in and say that and be agnostic to device and [ cross ] different SoC platforms. That lets the TV guy or a set-top box building the feature for the consumer and only incur the cost if the consumer wants to buy the audio and trigger the use, right?

So for example, the last -- the fifth license we talked about, there's an activation fee. If the consumer buys the audio speakers, then a royalty is paid back to us. But for the product that isn't attached to audio, there's no BOM cost, which is a big factor for TV and set-top box [indiscernible]. And finally, not unique to us, but to our strategy, but it has to work in all products, whether it's smartphones, smart speakers, soundbar, subwoofer that is fundamental. So when we did that press release and universality, that's what we're talking about. We're not giving up our audio performance, but however you want to architect your product, whatever product you want to architect on, we're going to deliver the software to run it and we're going to make sure that your BOM isn't burdened with cost unless the consumer is using the audio around it.

All right. So in those 5 licenses that are signed. The new information on this slide is there is at least one TV, one set-top box and one projector in those 5 licenses. So we've already penetrated 3 of the market segments, in some case, more than once. And we have guidance later in this presentation that we expect to get at least 3 more this year to end the year with 8 licenses. And all these licenses are with multinational companies. So we got a great strategy on technology. We've got some licenses going, let the strategy go to market and make revenue, right?

So we see the TV as the beachhead and licensed them, start getting speakers around it. But as we demonstrated at CES, it's a quick port into set-top box or phones or tablets, right? So start with the TVs, but we have already moved on into some of the other sectors. Now once the license is in a source device, what's our royalty stream or what's our revenue stream? It's multifaceted. It can be royalties upon activation or a straight license. Any audio product connecting to it will receive a module from us, an Rx module with WiSA E on it. So we make that revenue. Any customization is engineering services fees and there will be the capability to have annual support contracts. There's multiple ways to make revenue off of licensing into the TVs and other source devices in addition to selling the Rx modules that go into the speakers and soundbars.

So what the consumer sees is none of the stuff we just talked about. What the consumer sees is a TV. But that TV, that has WiSA E on it, gives them a lot of flexibility based on their budget, their use case, the size of the room. So if they want to -- and the functionality that the TV implemented. So if they want to just do a self-woofer, this TV really has no base. Okay. That's a quick step. If they want to add a couple rear speakers or front speakers to open up the sound field, they will still do that. All of these architectures can be done from WiSA E if the consumer wants to do it and if the TV supports it.

So headphones, sure. Ultimately, there's no reason we shouldn't be able to do that. Combinations of soundbars and Atmos speakers where you have both forward-firing and upfiring audio to get that dome effect of the audio, that works. From an industry configuration side, we are seeing a tremendous amount of innovation with TVs in audio. I think this is the first time in 20 or 25 years that I can say that. But we even see TVs that are experimenting with prototyping upfiring speakers or Atmos in the front of the room, which means what's the consumer going to want. They're going to want rear firing Atmos speakers and [indiscernible] to complement that great TV. So we think from the -- all the technology we talked about, the consumers delivered an easy way to expand and enhance their audio experience around their display device whether it's held in the hand or on the wall with WiSA E.

All right. We've signed 5 licenses. We think we're going to sign at least 3 more this year. What does that mean to you, the investor? No multinational is going to sign a WiSA E license unless they've gone through and done their technical tests. So that's the first thing it tells you. So in this case, it tells us point in time today 5 licenses. So 5 multinationals have signed off on WiSA E's performance, right? Then we go to the license negotiation. These are a list of -- any of the -- some or all of these could show up in that license agreement, a royalty rate, and activation pricing, engineering services and even a speaker module pricing, right? From there, the brands will generally start laying out what their road map is. Do they do a high-end product, a low-end product, start with a small or big or medium rollout, all that has to get decided during -- between the demo of the technology and the final licensing and beyond, right?

So sometimes we'll announce a license, and that's the beginning of the process of the brand deciding what to do after they tested it. Sometimes, we'll announce a license as this was the case with the fifth license. We've been working with them and designing with them since middle of Q4, I believe. But we only got the license finalized in April. But at a minimum, you know, we've gone through another multinational testing in the past when we say we have a signed license. For those trying to build out a model, you can think about TV having anywhere from single-digit attach rates of audio to 20% or 25%? And if they are attaching audio, minimum is 1 Rx speaker, which would be a subwoofer, but more likely is 2 to 3 modules that would be around that TV.

Under our financial guidance, so from a '24 perspective, as I mentioned earlier, we do expect revenue in the second half from our licensees. We expect to sign 3 more licensees this year. And we are actually starting to see this quarter our traditional customer, our audio file customer using WiSA HT start to reorder, which is a good sign. It means their excess inventory from the COVID cycle of buying and bust is now in line, and they're beginning to drop orders on us. Anybody following the company has seen a series of financings, fundamental for us in a couple of regards. First of all that $8 million is on the balance sheet as of today that will ensure that we have the cash to properly launch WiSA E, right, and roll out the new products. Second, in building up our shareholders' equity through issuing shares, strengthens our application to remain and stay on the NASDAQ listing. We have met the minimum bid. Now we just have to comply with net shareholder equity, which we think we've gotten a long way towards complying with, right?

And finally, the shareholder meeting. Right? Look, if you don't know how to vote your shares and you're a shareholder of record back in March, you can send an e-mail to

Info@lionessconsultingllc.com and the proxy solicitor will look you up and tell you how to vote your shares, right? It's important we get to 50.1% and have a quorum. So vote yes, vote no, abstain, but vote so we can get to the quorum and do the company's business on your behalf, number one.

Proposal #2, I think, is misunderstood. We're asking to drop the quorum threshold from 50% to, I believe, 30% or 33%. So that is easier to execute our business. When you think about most micro-cap stocks or small-cap stocks have a broad base of small shareholders, we are no different. And I am no different than all you shareholders that, look, when you have 1,000 shares and you get the proxy statements, first thing you do is toss it.

So the reason to drop the quorum threshold is so that we can execute the company's business and not spend as much money trying to get to 50.1%. Every time we adjourn, every time we do new mailers, every time we do new call downs, new e-mails and press [ or copy ] press, that's a lot of money we've spent over the last 6 months trying to get stuff approved by the shareholders. And this is for you. The reverse proposal 1, the Board's asked for it is to support our application with NASDAQ to make sure that we'd [ never ] come back out of compliance with the minimum bid of $1. There's no plan whatsoever to use it right now, but it's to have on the back burner in case we need it.

Finally, proposals 3 and 4. These are warrants that were issued to the investors, they financed the company during a really tough time between the COVID bust and rolling out WiSA E and having licenses done. And this is per their contracts. So we're asking you to approve those as well.

So from that, I'd like to ask the shareholder to open up the call to questions.

Question And Answer

Operator [1]

[Operator Instructions] And the first question will come from Jack Vander Aarde with Maxim Group.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [2]

Thanks for taking the time, and it's encouraging to hear about the WiSA E updates, and it sounds like you're making progress on that continued NASDAQ listing. So I'll get started with some questions. In terms of the 5 signed WiSA E agreements, and I know you're on track for 8 by the end of this year, but it just seems that these existing WiSA E agreements will be transformative. And I think it's important to note for investors for the income statement, your revenue scale, your margins, really transformative all around based on what I'm hearing.

Can you just help us understand maybe realistic expectations in the cadence of the -- maybe the expected revenue ramp based on these existing agreements in 2024. Just relatively keeping in mind, you just did about under $500,000, I think, of revenue in this recent first quarter. So just juxtapose maybe what these agreements mean for the income statement.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [3]

So we haven't put that guidance out yet. What I think I can say is -- and the only reason we're hedging is, look, all of these are off of new projects. So we have start dates, production dates, all that stuff behind some of these -- some of the 5 licenses. The engineering team is heavily involved with 3 of the 5 already, but mass production dates can move around by a month or two. So we said second half, but we should see a couple will go out in Q3 to start at least initial shipments on first production runs and some more come into Q4.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [4]

Okay. Great. That's very helpful color. I appreciate that. And maybe if I can dig a little bit further. I'm looking at slide, I believe it's 14, where you outlined the base license agreement and potential revenue streams that are associated with it, royalty rates, activation pricing, engineering services and speaker module pricing. Which of these licensing revenue streams do you expect to commence or begin in the back half of 2024 from your existing agreements? Do they all kind of turn on at the same time? Or is there a variation across your agreements? Just help us understand these revenue streams.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [5]

Yes, right now, each one is fairly different. But engineering services, we had a small amount of that in Q1 already in the results we reported out, should be significantly more in Q2 and Q3 as they prepare to go to market, I think they'll be the first high volume one that goes to market. So yes, there is some engineering services that are already in Q1 and should be more in Q2 and Q3 based on the license we have with them, right?

From a royalty perspective, the royalty is baked into the fifth contract, and that one likewise should kick in, in late Q3 or early Q4. With the other ones, they do not have a royalty. They have a module price. And so when we pick up revenue from them, it will be based on their launches.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [6]

Got it. That's helpful color, Brett. And then in terms of maybe just the 3 -- I don't know what you can say at this point, but I appreciate you did mention the 3 additional WiSA E agreements or target agreements. Just wondering, just relative to these existing 5 agreements, similar scale, smaller, maybe royalty, are you still working out the terms of those agreements?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [7]

Yes. We're still in the process of working out those terms. They're going to be similar to the ones we have. I would expect them to be primarily in the TV and set-top box market segment.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research

Analyst [8]

Okay. And then maybe just one more for me. On the balance sheet, you mentioned you strengthened the cash balance. So as of yesterday, it sounds like you had about $8 million of cash. Can we just talk about maybe your expected quarterly OpEx and kind of burn rate for the next couple of quarters?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [9]

Yes. So we've talked in the past about the marketing expenses coming down dramatically. I still think we're in that $900,000 a month range until -- on OpEx. Now when you look at our revenue to the extent that we're selling $100,000, $200,000 of WiSA HT, most of that is all cash. So if you're trying to get to a cash flow, we're selling off a lot of inventory around that revenue.

Operator [10]

[Operator Instructions] Our next question will come from Ed Woo with Ascendiant Capital.

Edward Moon Woo, Ascendiant Capital Markets LLC, Research Division - Director of Research and Senior Research Analyst of Internet & Digital Media [11]

Congratulations on all the progress. I was wondering, is the WiSA E an international launch? Or would you be focused mainly on the U.S. market?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [12]

It's an international launch. There are no -- I mean, there may be ultimately some U.S. licenses. I would expect 1 or 2 as we roll this out. But look, all your TV brands, most of your set-top box brands and manufacturers are international, right?

Edward Moon Woo, Ascendiant Capital Markets LLC, Research Division - Director of Research and Senior Research Analyst of Internet & Digital Media [13]

Great. And will that -- is your marketing strategy in Europe different than in the U.S. in terms of reaching out to consumers?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [14]

It's a little different in that we have very different penetration between the 2 markets. So the consumers in the U.S. know WiSA certified because of the Platin Audio brands that we sell, right, more than the Europeans, but the Europeans know more brands because there's quite a few high-end audio brands, and when you go back to that customer list that have used WiSA HT.

Operator [15]

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Brett Moyer for any closing remarks. Please go ahead, sir.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [16]

Yes. So I'd like to thank everybody for joining the call. The team is extremely excited about the progress, both technically and with customers in terms of licensing and implementing designs, and we look forward to talking to you in another 90 days. And with that, we'll end the call.

Operator [17]

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.